Exhibit 99.1

Avinger Reports Third Quarter 2024 Results

Lower Operating Cost Profile Drives Improved Productivity, Increased Gross Margin

Redwood City, Calif., November 7, 2024 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company developing and marketing the first and only intravascular image-guided, catheter-based systems for diagnosis and treatment of vascular disease, today reported results for the third quarter ended September 30, 2024.

Third Quarter and Recent Highlights

●	Reported third quarter 2024 revenue of $1.7 million, sequentially increased gross margin to 26%.
●	Implemented cost reduction program designed to streamline operating costs of the peripheral business and increase focus on coronary product development.
●	Operating cost savings and gross margin expansion drove 15% improvement in third quarter net loss and comprehensive loss and 12% improvement in adjusted EBITDA compared to second quarter 2024.
●

Filed Investigational Device Exemption (IDE) pre-submission package with the U.S. FDA in September for the company’s proprietary image-guided coronary CTO-crossing system, following successful completion of Phase III verification and validation testing. Submission of the IDE application is anticipated in fourth quarter 2024, pending completion of the pre-submission process.

●	Initiated full commercial launch of new Pantheris LV (large vessel) image-guided atherectomy device for use in the peripheral arteries.
●	Appointed Thomas Davis, MD, FACC, a highly experienced interventional cardiologist and pre-eminent leader in the treatment of vascular disease, as Chief Medical Officer.
●

Released best-in-class clinical data from IMAGE-BTK post-market study, evaluating Pantheris SV (small vessel) for the treatment of advanced disease below-the-knee, in a physician-led webinar. Updated interim data shows 100% freedom from major adverse events at 30 days, and 97% freedom from target lesion revascularization, a measure of restenosis, and 94% primary patency as assessed by duplex ultrasound at 12-months.

●

Continued to support Zylox-Tonbridge’s efforts to complete regulatory filings for peripheral catheters and Lightbox 3 imaging console in China prior to the end of this year, with registration clearance anticipated in 2025. Supporting Zylox-Tonbridge’s professional education efforts in the China market and their development of manufacturing capabilities for Avinger products, with full manufacturing scale-up anticipated in 2025.

“In the third quarter, we began to see the impact of recent initiatives to streamline costs, enhance operational efficiency, and intensify our focus on developing our coronary platform,” stated Jeff Soinski, Avinger’s President and CEO. “Operating expenses have decreased significantly over the past quarter, while revenue has remained in line despite a leaner commercial team, and gross margins have improved for the second consecutive quarter.

“Crossing chronic total occlusions (CTOs) in coronary arteries remains a major challenge for physicians, often involving complex, time-consuming and costly procedures with uncertain outcomes. Our OCT image-guided approach aims to provide superior, streamlined, and more predictable clinical results, positioning Avinger to transform this market for both physicians and patients. Unlike the peripheral CTO space, our coronary solution is uniquely designed to leverage established reimbursement codes for both coronary CTO-crossing and OCT diagnostic imaging, which is expected to accelerate adoption of this innovative technology. In September, we filed a pre-submission package with the FDA for our coronary clinical study and anticipate submitting our IDE application in the fourth quarter, pending completion of the pre-submission process. Meanwhile, we are actively engaging with prospective clinical sites—five of which are already identified—and aim to expand to 10 or more sites before study initiation.

“We are excited about the strides Zylox is making in expanding access to our proprietary image-guided products for the estimated 50 million people in China affected by peripheral artery disease,” Soinski continued. “Zylox recently received the prestigious Innovative Medical Device review designation for Pantheris in China, akin to the Breakthrough Device designation in the U.S. This recognition enables priority regulatory review and underscores the impact of our technology. In the meantime, we are supporting Zylox’s initial pre-market promotion activities. Our products were presented for the first time at CEC (China Endovascular Course), the leading and most influential clinical conference for Chinese endovascular surgeons, with many physicians already developing a strong interest in our image-guided technology. We anticipate Zylox will complete its full manufacturing scale-up for our devices by mid-2025, which is expected to enhance production efficiency and drive further cost reductions.”

Third Quarter 2024 Financial Results

Total revenue was $1.7 million for the third quarter of 2024, compared with $1.8 million in the second quarter of 2024 and $1.8 million in the third quarter of 2023.

Gross margin for the third quarter of 2024 increased to 26%, from 20% in the second quarter of 2024 and 21% in the third quarter of 2023. Operating expenses for the third quarter of 2024 declined to $4.1 million, compared with $4.5 million in the second quarter of 2024 and $4.4 million in the third quarter of 2023.

In June 2024, the Company initiated a cost reduction program, reducing headcount by approximately 24% to focus its peripheral business on higher volume accounts and maximize resources directed into the development of its coronary artery disease program. Reflective of these actions, selling, general and administrative expense decreased by close to $0.6 million, or 16%, in the third quarter of 2024, while research and development expense increased by approximately $0.2 million, or 20%, compared to the prior sequential quarter.

Net loss and comprehensive loss for the third quarter of 2024 improved to $3.7 million, compared with $4.4 million in the second quarter of 2024 and $4.5 million in the third quarter of 2023.

Adjusted EBITDA, as defined under non-GAAP financial measures in this press release, improved to a loss of $3.4 million, compared to a loss of $3.8 million in the second quarter of 2024 and a loss of $3.7 million in the third quarter of 2023. For more information regarding non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures” below, as well as the reconciliation of non-GAAP measures to the nearest GAAP measure, provided in the tables below.

Cash and cash equivalents totaled $5.9 million as of September 30, 2024.

Conference Call

Avinger will hold a conference call today, November 7, 2024, at 4:30pm ET to discuss its third quarter 2024 financial results.

To listen to a live webcast, please visit http://www.avinger.com and select Investor Relations. To join the call by telephone, please dial +1-973-528-0011 and use passcode 442577. A webcast replay of the call will be available on Avinger's website following completion of the call at www.avinger.com.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first image-guided, catheter-based system for the diagnosis and treatment of patients with vascular disease in the peripheral and coronary arteries. Avinger is dedicated to radically changing the way vascular disease is treated through its proprietary optical coherence tomography (OCT) image-guided platform, which currently consists of the Lightbox series of imaging consoles, the Ocelot and Tigereye® family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices for the treatment of peripheral artery disease (PAD), estimated to affect more than 200 million people worldwide. Avinger is developing its first product application for the treatment of coronary artery disease (CAD), an image-guided system for CTO-crossing in the coronary arteries, which provides the opportunity to redefine a large and underserved market. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our future performance, patient and physician benefits of our products, the impacts of our products on the treatment of vascular disease, our ability to successfully develop new products, our ability to access established reimbursement codes for both coronary CTO-crossing and OCT-diagnostic imaging, the expectation that coronary reimbursement will accelerate adoption, anticipated timing of the IDE submission for the coronary CTO study, anticipated timing of the regulatory approval process in China and our expectation that Zylox will complete its full manufacturing scale-up for our devices by mid-2025. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; the resource requirements related to Pantheris, Tigereye and our Lightbox imaging console; the outcome of clinical trial results; the adoption of our products by physicians; our ability to obtain regulatory approvals for our products; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2024, and Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward- looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines adjusted EBITDA as net loss and comprehensive loss plus interest expense, net, plus other income, net, plus stock-based compensation expense plus certain inventory charges plus certain depreciation and amortization expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude other non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

Investor Contact:

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Public Relations Contact:

Phil Preuss

Chief Commercial Officer

Avinger, Inc.

(650) 241-7942

pr@avinger.com

Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts) (unaudited)

	(Unaudited)
	For the Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023

Revenues	$1,650	$1,847	$1,817	$5,356	$5,746
Cost of revenues	1,224	1,469	1,429	4,209	4,117
Gross profit	426	378	388	1,147	1,629

Operating expenses
Research and development	1,086	904	1,044	3,052	3,388
Selling, general and administrative	3,009	3,601	3,377	10,980	10,261
Total operating expenses	4,095	4,505	4,421	14,032	13,649

Loss from operations	(3,669)	(4,127)	(4,033)	(12,885)	(12,020)

Interest expense, net	(48)	(234)	(455)	(698)	(1,292)
Other income (expense), net	11	(1)	12	(2)	16
Net loss and comprehensive loss	(3,706)	(4,362)	(4,476)	(13,585)	(13,296)
Accretion of preferred stock dividends	(349)	(238)	2,436	(652)	-
Gain on exchange of Series A for Series A-1 convertible preferred stock	-	-	-	1,908	-
Net loss applicable to common stockholders	$(4,055)	$(4,600)	$(2,040)	$(12,329)	$(13,296)

Net loss per share attributable to common stockholders basic and diluted	$(1.82)	$(2.82)	$(2.92)	$(6.93)	$(21.48)

Weighted average common shares used to compute net loss per share, basic and diluted	2,224	1,634	698	1,780	619

All share and per share data reflect the impact of the reverse stock split effective September 12, 2023.

Reconciliation of Adjusted EBITDA to Net Loss and Comprehensive Loss

(in thousands) (unaudited)

	(unaudited)
	For the Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023

Net loss and comprehensive loss	$(3,706)	$(4,362)	$(4,476)	$(13,585)	$(13,296)
Add: Interest expense, net	48	234	455	698	1,292
Add: Other (income) expense, net (1)	(11)	1	(12)	2	(16)
Add: Stock-based compensation	222	207	219	1,525	703
Add: Certain depreciation and amortization charges	76	86	74	245	214
Adjusted EBITDA	$(3,371)	$(3,834)	$(3,740)	$(11,115)	$(11,103)

(1)	Other (income) expense, net primarily represents other miscellaneous income and expenses. Since these charges are non-operational, unusual or infrequent in nature, they are excluded accordingly.

Balance Sheet

(in thousands, except per share amounts) (unaudited)

	September 30,	December 31,
Assets	2024	2023
Current assets:
Cash and cash equivalents	$5,901	$5,275
Accounts receivable, net of allowance for doubtful accounts of $56 at September 30, 2024 and $41 at December 31, 2023	877	1,014
Inventories	3,759	5,298
Prepaid expenses and other current assets	947	575
Total current assets	11,484	12,162

Right of use asset	1,427	1,102
Property and equipment, net	466	487
Other assets	224	19
Total assets	$13,601	$13,770

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts payable	$921	$777
Accrued compensation	1,962	2,311
Accrued expenses and other current liabilities	589	817
Leasehold liability, current portion	1,210	1,102
Preferred stock dividends payable	653	-
Borrowings	4,168	14,293
Total current liabilities	9,503	19,300

Leasehold liability, long-term portion	217	-
Other long-term liabilities	6	672
Total liabilities	9,726	19,972

Stockholders' equity (deficit):
Convertible preferred stock, par value $0.001	-	-
Common stock, par value $0.001	3	1
Additional paid-in capital	438,153	414,493
Accumulated deficit	(434,281)	(420,696)
Total stockholders' equity (deficit)	3,875	(6,202)
Total liabilities and stockholders' equity (deficit)	$13,601	$13,770